UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): October 26, 2005

Alpharma Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

________________________ Not Applicable ______________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

On October 26, 2005, the Registrant entered into a $210 million Loan and Security Agreement (the "Agreement") with Bank of America, N.A. (the "Bank"), which provides for $175 million of asset-based revolving loans and a $35 million term loan. The Agreement replaces the Credit Agreement dated as of October 5, 2001 between the Registrant and the Bank and other lenders (the "2001 Credit Agreement"), under which $119,122,000 of term loans were outstanding at September 30, 2005. As a result of this refinancing, the Registrant is no longer required to reduce the balance of its 3% Convertible Senior Subordinated Notes due 2006 by December 1, 2005, as had been required by covenants included in the 2001 Credit Agreement.

The Agreement provides for the Bank to make revolving loans to the Registrant and its subsidiaries which are parties to the Agreement until October 26, 2010, at which time any outstanding revolving loans must be repaid in full. The Agreement also provides for the Bank to make, and the Bank did make, a $35 million term loan to the Registrant on October 26, 2005. The term loan must be repaid in consecutive quarterly installments of either $1.25 million (quarters ending from December 31, 2005 through September 30, 2006, and December 31, 2008 through the final installment on September 30, 2009) or $3.125 million (quarters ending from December 31, 2006 through September 30, 2008). Repayment must also be made first of the term loan, and then of any outstanding revolving loans, to the extent of the net proceeds received upon the closing of the sale of the Registrant's generic human pharmaceutical business. All loans made by the Bank under the Agreement are secured by a security interest in substantially all of the domestic assets of the Registrant and its U.S. subsidiaries.

The Agreement contains a consolidated fixed charge coverage ratio that is triggered by the occurrence of specified events; limitations on incurring additional debt, incurring liens or making loans; an annual limit of $12 million on paying dividends or acquiring its equity interests; an annual aggregate limit of $60 million on capital expenditures (with a carryover permitted to the immediately succeeding fiscal year of up to the permitted amount that was not utilized); as well as a number of non-financial covenants.

Item 1.02. Termination of a Material Definitive Agreement

Simultaneously with the closing on October 26, 2005 of the Agreement referred to in Item 1.01, the 2001 Credit Agreement was terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: October 31, 2005